EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into on December 20, 2023 (the “Execution Date”) by and between Sassine Ghazi (the “Employee”) and Synopsys, Inc., a Delaware corporation (the “Company”). This Agreement is effective as of January 1, 2024 (the “Effective Date”).

R E C I T A L S

A. The Employee is currently employed by the Company as its President and Chief Operating Officer.

B. On August 13, 2023, the Board of Directors of the Company (the “Board”) promoted Employee to the role of President and Chief Executive Officer, effective as of the Effective Date.

C. The Company and the Employee desire to enter into this Agreement to provide certain protections to the Company and additional financial security and benefits to the Employee, and to encourage the Employee to continue his employment with the Company.

D. Certain capitalized terms used in the Agreement and not otherwise defined are defined in Section 13 below.

A G R E E M E N T

In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of the Employee by the Company, the parties agree as follows, effective as of the Effective Date:

1. Duties and Scope of Employment. The Company shall employ the Employee in the position of the sole President and Chief Executive Officer. The Employee shall report to the Board and comply with and be bound by the Company’s written policies, procedures and practices from time to time in effect during his employment. During the term of the Employee’s employment with the Company, the Employee shall continue to devote his full time, skill and attention to his duties and responsibilities, and shall perform them faithfully, diligently and competently, and the Employee shall use his best efforts to further the business of the Company and its Affiliates. Without limiting the foregoing, during his employment with the Company, Employee shall not, without the Company’s express written consent, engage in any other employment, services or business that (i) directly competes with the current or future business of the Company; (ii) uses any Company information, equipment, supplies, facilities or materials; or (iii) otherwise conflicts with the Company’s business interest or causes a disruption of its operations. For purposes of the immediately preceding sentence and Section 11 below, the term “Company” shall also include all of the Subsidiaries and Affiliates of the Company. As a condition to this Agreement, concurrently with the execution of this Agreement, Employee agrees to execute a proprietary information, invention assignment and arbitration agreement in the form attached as Exhibit A to this Agreement (such agreement as in effect from time to time, including any successor agreement, the “PIAA”).

2. Base Salary. The Company shall pay the Employee a base salary at an annualized rate in an amount to be determined from time to time by the Board or the Compensation and Organizational Development Committee of the Board (such committee as it may be named from time to time, the “Committee”). Commencing on the Effective Date, Employee’s base salary shall be $840,000. Such base salary shall be paid periodically in accordance with normal Company payroll practices and may be increased or decreased by the Board or the Committee in its sole discretion; provided that any such decrease shall be made in prior consultation with the Employee without limiting the Committee’s right to implement such decrease in its sole discretion and without limiting or expanding the Employee’s ability to invoke Good Reason if such decrease qualifies as Good Reason. The annualized compensation specified in this Section 2, as such compensation may be increased or decreased by the Board or the Committee, is referred to in this Agreement as “Base Salary.”

3. Annual and Equity Incentive.

(a) Beginning with the Company’s current fiscal year and for each fiscal year thereafter during the term of this Agreement, the Employee shall be eligible to earn additional cash compensation under the Company’s annual incentive plan based upon specific financial and/or other targets approved by the Committee, with the target amount of such incentive opportunity, generally determined as a percentage of Base Salary, referred to as “Target Incentive.” Any amount of the Target Incentive that is earned by the Employee will be payable in accordance with the Company’s normal practices and policies pursuant to the terms of the annual incentive plan. Bonus payments will be prorated based on changes in Base Salary or Employee’s Target Incentive that may occur during the fiscal year. For the fiscal year ending November 2, 2024, Employee’s Target Incentive for the period prior to the Effective Date shall be 200% of Employee’s Base Salary for such period and Employee’s Target Incentive for the remainder of fiscal year 2024 shall be 200% of Base Salary for such period. Employee’s Target Incentive for future years shall be determined by the Board or the Committee in its sole discretion; provided that any decrease to Employee’s Target Percentage below 200% of Base Salary shall be made in prior consultation with the Employee without limiting the Committee’s right to implement such decrease in its sole discretion and without limiting or expanding the Employee’s ability to invoke Good Reason if such decrease qualifies as Good Reason. Notwithstanding anything to the contrary, Employee shall remain fully eligible to receive any unpaid portion of his Target Incentive that is earned for a prior completed fiscal year based on actual results if the Employee’s employment with the Company terminates as a result of an Involuntary Termination following completion of such fiscal year.

(b) In connection with Employee’s promotion to President and Chief Executive Officer of the Company, and as an inducement to Employee serving in such role, Employee has been granted performance restricted stock units (“PRSUs”) under the Synopsys, Inc. 2006 Employee Equity Incentive Plan, as amended from time to time (the “Employee Equity Plan”), the target amount of shares subject to such PRSUs being equal to $8,000,000, divided by the Fair Market Value (as defined in the Employee Equity Plan) of a share of Company common stock (“Common Stock”) on the date of grant of such PRSUs, with any fractional share rounded up to the next whole share. The PRSUs described in this paragraph are otherwise subject to all of the performance conditions and the other terms and conditions included in the related grant agreement of the PRSUs granted to the Company’s executive officers for the three fiscal year 2024-2026 performance period.

(c) For fiscal 2024, Employee has been granted PRSUs under the Employee Equity Plan, the target amount of shares subject to such PRSUs being equal to $7,500,000, divided by the Fair Market Value (as defined in the Employee Equity Plan) of a share of Common Stock on the date of grant of such PRSUs, with any fractional share rounded up to the next whole share. The PRSUs described in this paragraph are otherwise subject to all of the performance conditions and the other terms and conditions included in the related grant agreement of the PRSUs granted to the Company’s executive officers for the three fiscal year 2024-2026 performance period.

(d) For fiscal 2024, Employee has been granted restricted stock units (“RSUs”) under the Employee Equity Plan, the number of shares subject to such RSUs being equal to $3,750,000, divided by the Fair Market Value (as defined in the Employee Equity Plan) of a share of Common Stock on the date of grant of such RSUs, with any fractional share rounded up to the next whole share. The RSUs described in this paragraph are otherwise subject to all of the vesting conditions and the other terms and conditions included in the related grant agreement of the fiscal 2024 RSUs granted to the Company’s executive officers.

(e) For fiscal 2024, Employee has been granted a non-qualified stock option to acquire shares of Common Stock (“Stock Option”) under the Employee Equity Plan, the number of shares subject to such Stock Option being equal to $3,750,000, divided by the fair value of a Stock Option to acquire a share of Common Stock on the date of grant of such Stock Option under the Black-Scholes option-pricing model, with any fractional share rounded up to the next whole share, and with the assumptions used in such Black-Scholes valuation being calculated as of such grant date and the stock price and exercise price used in such valuation being the Company’s closing stock price (rounded to the nearest penny) on such grant date. The Stock Option described in this paragraph is otherwise subject to all of the vesting conditions and the other terms and conditions included in the related grant agreement of the fiscal 2024 Stock Option granted to the Company’s executive officers.

4. Employee Benefits. The Employee shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company applicable to other key executives of the Company, subject in each case to (a) the generally applicable terms and conditions of the applicable plan or program in question, (b) the sole determination of the Board or any committee administering such plan or program and (c) the Company’s right to amend or terminate such plans and programs in its sole discretion. Notwithstanding the foregoing, Employee will also be indemnified pursuant to the Company’s Certificate of Incorporation, as may be amended from time to time, and any indemnification agreement with the Company, as applicable. Employee will also be covered by a Company maintained directors and officers errors and omissions liability insurance policy covering Employee’s employment with the Company as President and Chief Executive Officer (and service as a Board member) and such coverage shall be maintained after Employee’s employment terminates unless the Company does not maintain post-employment coverage for any former executive officer or director.

5. Employment Relationship. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and policies at the time of termination.

6. Standard Severance Benefits (Non-Change of Control). If the Employee’s employment with the Company terminates as a result of an Involuntary Termination at any time except during the Change of Control Protection Period (as defined in Section 7 below), then subject to the release requirement described below, the Employee shall be entitled to receive the following severance benefits:

(a) the Company shall pay Employee an aggregate cash severance payment equal to 150% of (i.e., 1.5 times) the Employee’s then current Base Salary (or, if greater, Employee’s Base Salary for the preceding fiscal year), ignoring any reduction that forms the basis for Good Reason, payable in equal installments (except the first installment) over a period of twelve (12) months following Employee’s “separation from service” (as determined under Treasury Regulations Section 1.409A-1(h)) in accordance with the Company’s then current payroll practices. Such payments will commence as soon as practicable within ninety (90) days after Employee’s separation from service and the first payment shall include all payments that would have been payable absent such delayed commencement.

(b) the Company shall pay the Employee an annual bonus for the fiscal year in which such termination occurs based on actual results achieved or, if lower, equal to the Employee’s Target Incentive for such fiscal year (ignoring any reduction that forms the basis for Good Reason). Such annual bonus shall be payable at the same time as annual bonuses are paid to the Company’s active employees, but in no event later than the fifteenth (15th) day of the third (3rd) month following the end of the applicable fiscal year of the Company.

(c) the Company shall pay to the Employee an aggregate severance payment equal to the amount of the COBRA premiums that the Employee would incur to continue the Company’s group health, dental, and vision plan coverage for himself and his eligible dependents (as in effect immediately prior to the “separation from service”) for eighteen (18) months, whether or not the Employee elects COBRA continuation coverage, payable in substantially equal amounts at the same time and over the same period described in Section 6(a) above. If Employee chooses to continue health coverage under COBRA, then Employee is responsible for making a valid COBRA election and timely payment of applicable COBRA premiums when due.

(d) effective as of the date of Employee’s “separation from service,” the Company shall accelerate the vesting and exercisability of all of the Employee’s then-outstanding compensatory equity awards that remain subject only to time-based vesting conditions (excluding, for the avoidance of doubt, compensatory equity awards that remain subject to performance-based vesting conditions) but only to the extent that such awards would have vested had Employee’s employment with the Company continued for an additional twelve (12) months. Any such awards that are subject to, and not exempt from Internal Revenue Code Section 409A (“Section 409A”), shall be settled at the time set forth in the applicable grant agreement or plan but only to extent necessary to avoid adverse tax consequences under Section 409A.

7. Enhanced Severance Benefits (Change of Control). If the Employee’s employment with the Company terminates as a result of an Involuntary Termination at any time during the period commencing ninety (90) days prior to a Change of Control and ending twenty-four (24) months after a Change of Control (the “Change of Control Protection Period”), then subject to the release requirement described in Section 9 below, the Employee shall be entitled to receive the following severance benefits:

(a) the Company shall pay the Employee, as soon as practicable within ninety (90) days after Employee’s “separation from service,” a lump sum cash severance payment equal to the sum of (x) 200% of (i.e., two (2) times) the Employee’s Base Salary for the Company’s fiscal year then in effect (ignoring any reduction that forms the basis for Good Reason) or if greater, 200% of (i.e., two (2) times) the Employee’s Base Salary for the Company’s fiscal year immediately preceding the “separation from service”, plus (y) 200% of (i.e., two (2) times) the Employee’s Target Incentive for the fiscal year then in effect (ignoring any reduction that forms the basis for Good Reason) or, if no Target Incentive is in effect for such year, 200% of (i.e., two (2) times) the Employee’s highest Target Incentive in the three (3) preceding fiscal years; provided, however, that such payments shall be made at the same time and in the same form described in Section 6(a) with respect to Involuntary Terminations occurring within ninety (90) days prior to a Change of Control to the extent required to comply with Section 409A.

(b) the Company shall pay the Employee a pro-rated annual bonus for the fiscal year in which such termination occurs equal to the product of (x) such annual bonus amount calculated based on actual results achieved for such fiscal year or, if lower, equal to the Employee’s Target Incentive for such fiscal year (ignoring any reduction that forms the basis for Good Reason) and (y) a fraction, the numerator of which is the number of days Employee was in the employ of the Company during the fiscal year including the termination date and the denominator of which is 365. Such pro-rated annual bonus, if any, shall be payable at the same time as annual bonuses are paid to the Company’s active employees, but in no event later than the fifteenth (15th) day of the third (3rd) month following the end of the applicable fiscal year of the Company.

(c) the Company shall pay the Employee, as soon as practicable within ninety (90) days after Employee’s “separation from service,” a lump sum cash severance payment equal to the amount of the COBRA premiums that the Employee would incur to continue the Company’s group health, dental, and vision plan coverage for himself and his eligible dependents (as in effect immediately prior to the “separation from service”) for eighteen (18) months; provided, however, that such payments shall be made at the same time and in the same form described in Section 6(a) with respect to Involuntary Terminations occurring within ninety (90) days prior to a Change of Control to the extent required to comply with Section 409A.

(d) the Company shall fully accelerate the vesting of all of the Employee’s then-outstanding compensatory equity awards (with any such awards subject to performance conditions vesting at target levels), effective as of the date of his “separation from service.” Any such awards that are subject to, and not exempt from Section 409A, shall be settled at the time set forth in the applicable grant agreement or plan but only to extent necessary to avoid adverse tax consequences under Section 409A.

8. No Participation in Severance Plans. It is agreed that the severance benefits described in this Agreement are in lieu of the severance benefits described in any other Company plan, agreement or arrangement including, without limitation (i) the CIC Severance Plan, as amended from time to time and (ii) the Synopsys, Inc. Executive Severance Benefit and Transition Plan, as amended from time to time, and that, as of the Effective Date, Employee is no longer eligible to participate in such plans.

9. Release Requirement; Forfeiture and Recovery Provisions; Stock Ownership Guidelines.

(a) Release. The Employee will not be entitled to receive any severance payments or benefits under this Agreement unless (i) he has delivered to the Company a standard employee waiver and release of claims in favor of the Company, in substantially the form attached hereto as Exhibit B, and (ii) such release has become effective not later than the sixtieth (60th) day following his “separation from service.” The Company or any successor thereto must provide a copy of the release proposed for execution to the Employee not more than five (5) days after the Employee’s “separation from service.”

(b) Termination of Severance Benefits. Employee’s right to receive severance pay or benefits under this Agreement shall terminate immediately either (A) if the Company establishes (whether before or after the Employee’s termination of employment) that the Employee engaged in any of the behavior described in the “Cause” definition set forth below and the Cause Process has been completed or (B) if, at any time prior to, or during the twelve

(12) month period following the Employee’s termination of employment, the Employee, without the prior written approval of the Committee, materially breaches Section 11 of this Agreement or willfully breaches a material provision of the PIAA; provided that Employee is afforded a ten (10) business day opportunity to respond to the breach allegations. For the avoidance of doubt, this Agreement and Section 9(b) of this Agreement shall not limit the Company’s rights under the Compensation Recovery Policy (as defined in Section 9(c) below) or its rights to pursue its other remedies under applicable law or contract.

(c) Compensation Recovery Policy. Without limiting any recoupment or similar rights set forth in this Agreement, Employee agrees to be bound by the Synopsys, Inc. Executive Officer Compensation Recovery Policy, as it may be amended from time to time (the “Compensation Recovery Policy”), and any successor or similar policy that may be adopted by the Company from time to time.

(d) Stock Ownership Guidelines. Employee agrees to be bound by the Company’s stock ownership guidelines, as they may be amended from time to time, and any successor or similar policy that may be adopted by the Company from time to time.

10. Other Terminations of Employment.

(a) Voluntary Resignation; Termination for Cause. If the Employee voluntarily resigns from the Company without Good Reason, or if the Company terminates the Employee’s employment for Cause, then the Employee shall not be entitled to receive severance under this Agreement or other benefits except for those benefits (if any) to which he may be entitled under the Company’s then existing benefit plans and policies at the time of such resignation or termination.

(b) Disability; Death. If the Company terminates the Employee’s employment as a result of the Employee’s Disability, or if the Employee’s employment terminates due to the death of the Employee, then the Employee shall not be entitled to receive severance under this Agreement or other benefits except for those (if any) to which he may be entitled under the Company’s then existing benefit plans and policies at the time of such Disability or death.

11. Restrictive Covenants. Employee agrees that the Company is engaged in a highly competitive industry and would suffer irreparable harm and incur substantial damage if Employee were to enter into competition with the Company. Employee further understands that the nature of his position gives him access to and knowledge of the Company’s confidential information and trade secrets and places him in a position of trust and confidence with the Company. Employee further understands and acknowledges that the Company’s ability to preserve its confidential information and trade secrets for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by Employee or a competitor is likely to result in unfair or unlawful competitive activity. Therefore, in order for the Company to protect its goodwill and legitimate business interests, Employee covenants and agrees as follows:

(a) Employee shall not, at any time during Employee’s employment with the Company (the “Restricted Period”), either directly or indirectly anywhere in the world that the Company was doing business at the time of such termination (the “Restricted Territory”):

(i) render services (whether as an agent, servant, owner, partner, consultant, employee, independent contractor, representative, director, officer, or stockholder) to any person or entity that is a business competitor of the Company (the “Restricted Business”);

(ii) engage in or assist others in engaging in the Restricted Business;

(iii) invest, or have an interest in any capacity, in any person or entity that engages directly or indirectly in the Restricted Business in the Restricted Territory (or has at any time during Employee’s employment with the Company engaged or attempted to engage in the Restricted Business), including as an investor, partner, shareholder, member, employee, principal, agent, trustee or consultant, except that Employee may hold as a passive investment, up to (i) 2% of any class of securities of any private enterprise (but without active participation in the activities of such enterprise); or (ii) 1% of any class of securities of any publicly-traded enterprise (but without active participation in the activities of such enterprise); or

(iv) intentionally interfere in any material respect with the business relationships between the Company, on the one hand, and customers or suppliers of the Company, on the other hand.

(b) Employee shall not, at any time during the Restricted Period, for any reason, on Employee’s own behalf or on behalf of any other person or entity, by or through any means including, but not limited to, social media: solicit, invite, induce, cause, or encourage to alter or terminate his, her, or its business relationship with the Company, any client, customer, supplier, vendor, licensee, licensor, or other person or entity that, at any time during Employee’s employment with the Company, had a business relationship with the Company, or any person or entity whose business the Company was soliciting or attempting to solicit at the time of Employee’s termination.

(c) Employee shall not, at any time during the Restricted Period and for twelve (12) months following the termination of Employee’s employment, either directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity, by or through any means including but not limited to social media: (i) solicit, invite, induce, cause, or encourage any director, officer, employee, agent, representative, consultant, or contractor of the Company to alter or terminate his, her, or its employment, relationship, or affiliation with the Company; (ii) interfere or attempt to interfere with any aspect of the relationship between the Company and any such director, officer, employee, agent, representative, consultant, or contractor; or (iii) engage, hire, or employ, or cause to be engaged, hired, or employed, in any capacity whatsoever, any such director, officer, employee, agent, representative, consultant, or contractor.

(d) Employee represents, warrants, agrees, and understands that: (i) the covenants and agreements set forth in this Section 11 are reasonable in their geographic scope, temporal duration, and the type and scope of activities they restrict; (ii) the Company’s agreement to employ Employee, and a portion of the compensation to be paid to Employee hereunder, are in consideration for such covenants and Employee’s continued compliance therewith, and constitute adequate and sufficient consideration for such covenants; (iii) Employee shall not raise any issue of, nor contest or dispute, the reasonableness of the geographic scope, temporal duration, or content of such covenants and agreements in any proceeding to enforce such covenants and agreements; (iv) the enforcement of any remedy under this Agreement will not prevent Employee from earning a livelihood, because Employee’s past work history and abilities are such that Employee can reasonably expect to find work in other areas and lines of business; (v) the covenants and agreements set forth in this Section 11 are essential for the Company’s reasonable protection, are designed to protect the Company’s legitimate business interests, and are necessary and implemented for legitimate business reasons; and (vi) in entering into this Agreement, the Company has relied upon Employee’s representation that Employee will comply in full with the covenants and agreements set forth in this Section 11.

(e) If Employee breaches Section 11(a), 11(b), or 11(c) above, then the period during which that section remains in effect shall be extended by the length of time during which such breach continues.

(f) During the Restricted Period, in order to help the Company determine Employee’s compliance with this Section 11, Employee shall promptly disclose to the Company (i) the identity of all employers of Employee and (ii) any consulting, advisory or similar work undertaken by Employee.

(g) Nothing in this Agreement is intended to prevent, restrict, or otherwise interfere with Employee’s right to: (i) provide information to any appropriate federal, state, or local governmental agency or court, including the Securities and Exchange Commission (“SEC”); (ii) only in so far as required by law, testify, assist, participate in, or cooperate with the investigation of any charge or complaint pending before or being investigated by such governmental agency or court, or make any disclosures that are protected under the whistleblower provisions of federal law or regulation; or (iii) receive a monetary award from the SEC related to any participation in an SEC investigation or proceeding, where, as a matter of law, the parties may not restrict Employee’s right to engage in the activities outlined in this Section 11(g).

(h) This Agreement shall not supersede or be superseded by, but instead shall be read in conjunction with, the PIAA to effect the greatest protection for the Company as permitted under applicable law.

12. Section 409A; Section 280G.

(a) Application of Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, to the extent applicable. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the Employee’s right to receive any payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. If the Employee is deemed by the Company at the time of his “separation from service” to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon “separation from service” set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to the Employee prior to the earliest of (i) the expiration of the six-month period measured from the date of the Employee’s “separation from service” with the Company, (ii) the date of his death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first (1st) business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments delayed pursuant to this paragraph shall be paid in a lump sum to the Employee, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. With respect to any in-kind benefits or reimbursements provided to Employee hereunder, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, in any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) the reimbursement of an eligible expense shall be made at the time specified in this Agreement or, if none is specified, no later than the end of the calendar year following the calendar year in which such expense was occurred and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b) Parachute Payments. Except as otherwise provided in an agreement between Employee and the Company, if any payment or benefit the Employee would receive in connection with a change of control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the “Reduced Amount.” The Reduced Amount shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction or elimination in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (1) reduction of vesting acceleration of “out-of-the-money” Stock Options or stock appreciation rights, (2) reduction of cash payments; (3) cancellation of accelerated vesting of equity awards other than Stock Options; (4) cancellation of accelerated vesting of Stock Options; and (5) reduction of other benefits paid to Employee. Within any such category of payments and benefits (that is, (1)—(5)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are “deferred compensation.” If acceleration of vesting of compensation from Employee’s equity awards is to be reduced, such acceleration of vesting shall be cancelled by first canceling such acceleration for the vesting installment that will vest last and continuing by canceling as a first priority such acceleration for vesting installment with the latest vesting. In no event will Employee or the Company exercise any discretion with respect to the ordering of any reduction of payments or benefits pursuant to this paragraph as the reduction process is objective and governed by this section.

13. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Affiliate. “Affiliate” means (i) any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, and (ii) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. “Affiliate” shall include entities other than corporations within the foregoing definition.

(b) Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) conviction of a felony that is injurious to the Company, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, or (iv) continued violations by the Employee of the Employee’s obligations under Section 1 of this Agreement that are demonstrably willful and deliberate on the Employee’s part after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has not substantially performed his duties (provided however that subpar performance or results or the failure to achieve performance goals/objectives shall not constitute Cause). The foregoing is an exclusive list of all acts or omissions that the Company may consider as grounds for the termination of Employee’s employment for Cause.

(c) Cause Process. Employee’s employment may not be terminated for Cause until the Company has given Employee written notice detailing the specific Cause event (and factual circumstances) and a ten (10) business day opportunity for Employee to respond to the Cause allegations (“Cause Process”).

(d) Change of Control. “Change of Control” shall have the meaning provided to such term in the CIC Severance Plan as in effect on the Execution Date.

(e) CIC Severance Plan. “CIC Severance Plan” means the Synopsys, Inc. Amended and Restated Executive Change of Control Severance Benefit Plan.

(f) Disability. “Disability” shall mean either (i) that the Employee has been unable to substantially perform his employment duties under this Agreement for at least 26 consecutive weeks as the result of his incapacity due to physical or mental illness or (ii) the inability of the Employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Internal Revenue Code.

(g) Good Reason. “Good Reason” shall mean any of the following actions undertaken by the Company without the Employee’s prior written consent: (i) a material reduction of the Employee’s duties, authority or responsibilities relative to his duties, authority or responsibilities immediately prior to such reduction, (ii) a requirement that the Employee report to another employee or officer of the Company or any other person or group rather than solely and directly to the Board; (iii) a material reduction (10% or more) over any twelve (12)-month period of Employee’s total target cash (Base Salary plus Target Incentive), unless such reduction is made in connection with an across-the-board reduction of substantially all executives’ total target cash (base salary plus target incentive), and Employee’s reduction is the same percentage in reduction as the other executive reductions in total target cash, (iv) a relocation of the Employee’s primary place of business to a location more than thirty (30) miles from Sunnyvale, California; or (v) a material breach of this Agreement (or any other written agreement between Employee and the Company or any Affiliate) by the Company (or any Affiliate) or any successor (including a failure to assume all of the terms of this Agreement, except where such assumption occurs by operation of law or legally the Agreement’s terms cannot all be assumed).

(h) Involuntary Termination. “Involuntary Termination” shall mean (i) any termination of employment of the Employee by the Company which is not effected for Disability or for Cause; or (ii) the Employee’s resignation for Good Reason; provided that the Employee’s resignation for Good Reason is effective not later than two (2) years from the first date Employee knew (or reasonably should have known) of the occurrence of such Good Reason, the Employee has provided notice to the Company of the event constituting Good Reason within ninety (90) days of the first date Employee knew (or reasonably should have known) of its occurrence and the Company has had thirty (30) days to cure the Good Reason event and has failed to do so. For the avoidance of doubt, termination of Employee’s employment by reason of Employee’s death shall not (x) constitute an Involuntary Termination or

(y) interfere with the occurrence of an Involuntary Termination in the event such death occurs after either the Company has provided written notice to Employee that it will be terminating his employment without Cause or Employee has provided the Company with a written Good Reason notice that demonstrates that Good Reason has occurred.

(i) Subsidiary. “Subsidiary” shall mean with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

14. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and assets which executes and delivers the assumption agreement described in this Section 14(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

15. Notice.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when received electronically (including by email addressed to the Employee’s Company email account and to the Company email account of the Company’s General Counsel), personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Corporate Secretary.

(b) Notice of Termination. Any termination of Employee’s employment (other than due to Employee’s death) shall be communicated by a notice of termination by one party to the other party hereto given in accordance with Section 15(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall not be more than ninety (90) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

16. Cooperation. Employee shall provide reasonable cooperation and assistance to the Company with regard to: (i) any investigation conducted by the Company relating to the Company’s business and affairs (including investigations into the actions or omissions of personnel or Affiliates of the Company); and (ii) any litigation or similar dispute resolution proceeding involving the Company. Such cooperation and assistance shall include providing information and records, being available for interviews or legal proceedings at the Company’s offices or otherwise, and giving truthful testimony; provided that Employee shall be required to provide only such information as is required by, or is required by the Company for compliance with, applicable law. The Company shall reimburse Employee for reasonable, documented, out-of-pocket travel, meal and lodging expenses incurred by Employee in providing such cooperation and assistance. For any services rendered under this Section 16 after Employee’s service has terminated, the Company shall compensate Employee (using an hourly rate equal to Employee’s final Base Salary divided by 1,800) with payments made to Employee in the first fifteen (15) days of the calendar month following the calendar month of service.

17. Legal Representation. Employee acknowledges that he was individually represented by independent legal counsel in negotiating all terms of this Agreement. Employee further acknowledges that he had ample opportunity to consider this Agreement and to receive an explanation from such legal counsel of the legal nature, effect, ramifications, and consequences of this Agreement. Employee warrants that he has carefully read this Agreement, that he understands completely its contents, that he understands the significance, nature, effect, and consequences of signing it, and that he has agreed to and signed this Agreement knowingly and voluntarily of his own free will, act, and deed, and for full and sufficient consideration.

18. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Employee may receive from any other source or otherwise be subject to any offset (except as may be set forth in the Compensation Recovery Policy as in effect from time to time).

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. For the avoidance of doubt, this Agreement does not amend, supersede or otherwise affect the Relocation Assistance Agreement made and entered into effective as of April 30, 2021 by and between Employee and the Company. In the event of any conflict in terms between this Agreement (including Exhibits A and B thereto) or the Compensation Recovery Policy on the one hand (the “Whole Agreement”), and any other agreement between the parties (or any Company policy or employee handbook) on the other hand (the “Other Agreements”), the terms of the Whole Agreement shall prevail and govern; provided, however, it being understood that any terms, conditions or obligations addressed in the Other Agreements that are not explicitly addressed in the Whole Agreement (and which do not adversely affect Employee’s rights under this Agreement) shall not be deemed to be in conflict with the Whole Agreement.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement (or portion(s) thereof) shall not affect the validity or enforceability of any other remaining provision hereof (or portion(s) thereof), which shall remain in full force and effect.

(f) Arbitration. Any dispute or controversy arising out of, relating to or in connection with this Agreement shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration in San Jose, California before JAMS, pursuant to the JAMS Streamlined Rules, which can be found at https://www.jamsadr.com/rules-streamlined-arbitration/. The arbitrator shall be obligated to follow substantive Delaware law. By agreeing to this arbitration procedure, Employee and the Company both agree to waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(g) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 18(g) shall be void.

(h) Employment Taxes. All payments and benefits under this Agreement will be subject to withholding of applicable income and employment taxes.

(i) Assignment by Company. The Company may assign its rights under this Agreement to an Affiliate, and an Affiliate may assign its rights under this Agreement to another Affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of either the Company or the assignor Affiliate at the time of assignment. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall also include the assignee Affiliate.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(k) Business Expenses. While employed by the Company, Employee will be promptly reimbursed for all reasonable and necessary business expenses (including, but without limitation, travel expenses) upon the properly completed submission of requisite forms and receipts to the Company, in accordance with the Company’s reimbursement policies. Employee is entitled, though not required, to travel first class or business class on all domestic and international flights. Without limiting the foregoing, the Company shall pay or reimburse the Employee’s reasonable attorneys’ fees incurred by Employee for engaging counsel to negotiate, review, and/or revise this Agreement, up to a maximum amount of $35,000. Such payment or reimbursement shall be made not more than thirty (30) days after the Execution Date.

(l) Effective Date. In the event that Employee’s employment with the Company terminates for any reason prior to the Effective Date, this Agreement shall have no force or effect (except for the Company’s obligation to make payment of the legal fees to Employee’s counsel described in Section 18(k); provided that this Agreement has been executed by Employee).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Execution Date.

COMPANY:	SYNOPSYS, INC.

	By:	/s/ John F. Runkel, Jr.
Name: John F. Runkel, Jr.
Title: General Counsel and Corporate Secretary

12/20/2023
Date:

EMPLOYEE:		/s/ Sassine Ghazi
Name: Sassine Ghazi

12/20/2023
Date: